Exhibit 19

ATRICURE, INC.

INSIDER TRADING POLICY
and
Guidelines with Respect to Certain Transactions in Securities

Amended and restated effective as of March 1, 2023
Executive Summary

Insider Trading –
(a)It is a violation of US law for directors, officers, employees, and other individuals who possess material nonpublic information regarding the Company to execute transactions in Company Securities.
•All individuals bear personal responsibility for determining if they are in possession of material, non-public information before seeking to engage in any Company Securities transactions.
•It is not a defense that the person did not “use” the information for the transaction.
(b)Both (1) disclosing material nonpublic information to others who then execute transactions on the basis of the information and (2) making recommendations or expressing opinions on transactions while in the possession of material nonpublic information are also illegal. Both the person sharing such information or recommendation and the person acting on it may be legally liable.
(c)Covered Persons (defined below) are required to pre-clear any transactions in Company Securities. “Covered Persons” include the following:
• all members of the Board of Directors
•all executive officers
•all employees who hold a title of “director,” “vice president” and any other comparable title or title senior to those titles are defined herein
•any other person notified in writing from time to time by the Chief Financial Officer
(d)You are required to disclose any violations of this Policy to the Chief Financial Officer.

Blackout Periods –
(a)The Company utilizes automatic blackout periods coinciding with quarterly earnings, and may also announce a blackout period where there is increased risk of insider trading. During a blackout period, identified individuals are prohibited from executing transactions in Company securities unless they have entered into special agreements permitted by the SEC.
(b)Whether or not you are subject to blackout periods or are subject to one at any given time, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Other Restrictions and Requirements – A wide variety of additional restrictions on securities transactions and reporting requirements are covered by the following Policy and guidelines.

Please review this entire document, as the executive summary above does not purport to cover all restricted behavior and contact the Chief Financial Officer with any questions.

TABLE OF CONTENTS

I.Introduction
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities (defined below), is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (“SEC”), U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
An employee’s failure to comply with this Insider Trading Policy (the “Policy”) may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. If a member of the Board of Directors (a “director”) fails to comply with this Policy, the Company reserves the right to remove that person from the Board of Directors, whether or not her/his failure to comply results in a violation of law. If a consultant engaged by the Company fails to comply with this policy, the Company reserves the right to discontinue the Company’s engagement with the consultant, whether or not the consultant’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
This Policy provides guidelines with respect to transactions in the securities of AtriCure, Inc. (the “Company” or “AtriCure”) and the handling of confidential information about AtriCure and the companies with which it does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
II.Persons Subject to the Policy
This Policy applies to all officers of the Company and its subsidiaries, all directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
III.Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
IV.Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.
V.Administration of the Policy
The Chief Financial Officer shall administer this Policy, and in the Chief Financial Officer’s absence, the Chief Legal Officer or another employee designated by the Chief Financial Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Chief Financial Officer or her/his designee shall be final and not subject to further review.
VI.Statement of Policy
It is the policy of the Company that no director, officer or other employee of the Company, or any other person designated by the Chief Financial Officer as subject to this Policy, who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
A.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Stock Incentive Plans,” “Gifts” and “Rule 10b5-1 Plans;”
B.Recommend the purchase or sale of any Company Securities;
C.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
D.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer or other employee of the Company, or any other person designated by the Chief Financial Officer as subject to this Policy, who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that other company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances. Further, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

VII.Definition of Material Nonpublic Information
A.Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
1.Projections of future earnings or losses, or other earnings guidance;
2.Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
3.A pending or proposed merger, acquisition or tender offer;
4.A pending or proposed acquisition or disposition of a significant asset;
5.A pending or proposed joint venture;
6.A Company restructuring;
7.Results of clinical trials relating to the Company’s products or significant actions by regulators (e.g., the FDA) with respect to the Company;
8.New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;
9.Major discoveries or significant changes or developments in products or product lines, research, pricing or technologies;
10.Significant related party transactions;
11.A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
12.Bank borrowings or other financing transactions out of the ordinary course;
13.The establishment of a repurchase program for Company Securities;
14.Significant changes or developments in supplies or inventory, including significant product defects, recalls, or product returns;
15.Significant changes in executive officers;
16.A change in auditors or notification that the auditor’s reports may no longer be relied upon;
17.Development of a significant new product, process, or service;

18.Pending or threatened significant litigation or investigations, or the resolution of such litigation or investigations;
19.Impending bankruptcy or the existence of severe liquidity problems;
20.A significant cybersecurity incident, such as a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of Company property or assets, whether at its facilities or through its information technology infrastructure; or
21.The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.
B.When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, conference calls and webcasts conducted in a manner compliant with Regulation FD preceded by a related Form 8-K filing, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to those who may owe the Company a duty of confidentiality such as a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second trading day (usually 48 hours) after the information is released. If, for example, the Company were to make an announcement on a Monday after the close of trading, you should not trade in Company Securities until Thursday morning. Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific material nonpublic information.
VIII.Transactions by Family Members and Others
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
IX.Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, business entities, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
X.Transactions Under Company Stock Incentive Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
A.Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s stock incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements, in each case where no open market sale of Company Securities occurs (i.e., cash exercise and hold). This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
B.Other Stock Awards. This Policy does not apply to the vesting of restricted stock, including, without limitation, performance share awards, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
C.Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your election to participate in the plan for any enrollment period, changes to an election, and to your sales of Company Securities purchased pursuant to the plan.
XI.Gifts
Bona fide gifts (i.e., gifts made in good faith and without the intention of circumventing federal securities laws) are permitted during an open “Window Period” (described in Section XIII.C. below). A Covered Person making a gift during an open “Window Period” is subject to the requirements described below under the heading “Additional Procedures.” Gifts are permitted to be made outside of an open “Window Period” only if the person making the gift first obtains and provides to the Chief Financial Officer written confirmation that the recipient of the gift will not sell the securities gifted prior to the next open “Window Period.”
XII.Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is required that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
A.Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director or officer of the Company subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). Compliance with this provision of the Policy is the individual responsibility of each director or officer subject to Section 16 of the Exchange Act. (Please refer to additional discussion in the section below captioned “Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales”.)
B.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.” (Please refer to additional discussion in the section below captioned “Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales”.)
C.Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
D.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
E.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
F.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities unless such orders are (i) approved by the Chief Financial Officer and (ii) limited to executing transactions during an open trading window under this Policy. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
XIII.Additional Procedures
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.
A.Pre-Clearance Procedures. Covered Persons, as well as the Family Members and Controlled Entities of Covered Persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer. A request for pre-clearance must be in writing (including e-mail) and must be submitted to and approved by the Chief Financial Officer in advance of the proposed transaction.
When a Covered Person requests pre-clearance to trade in Company Securities, she/he should carefully consider whether she/he may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Financial Officer. The Covered Person, if such Covered Person is subject to the requirements of Section 16 of the Exchange Act by virtue of the fact that such Covered Person is a director or executive officer, should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The Covered Person, if such Covered Person is subject to the requirements of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of the fact that such Covered Person is a director or executive officer, should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Rule 144 does not apply to purchases.
The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
B.Duration of Clearance: Pre-cleared trades must be effected within five trading days of receipt of pre-clearance unless an exception is granted. Transactions not effected within the time limit are subject to repeated pre-clearance.
The Chief Financial Officer from time to time may establish coordinated procedures with the Company’s Payroll function and/or through the Company’s stock plan administration platform and brokerage firm. Such procedures shall supplement this Policy.
C.Quarterly Trading Restrictions. Covered Persons, and anyone designated by the Chief Financial Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning fourteen (14) calendar days prior to the end of each fiscal quarter and ending on the second trading day following the date of the public release of the Company’s financial results for that quarter. In other words, Covered Persons may only conduct transactions in Company Securities during the open “Window Period” beginning on the second trading day following the public release of the Company’s quarterly financial results and ending two (2) weeks prior to the close of the next fiscal quarter.
D.Examples of Permissible Timing of Trades Following Public Announcements:
1.Financial results for the quarter ending September 30 are released to the public through a press release issued at 7 a.m. on a Tuesday in November.  Trading in Company Securities is not permitted from September 16 until Thursday of that week in November, at least 48 hours after Tuesday’s announcement.
2. 12:00 noon press release—trading permitted at noon the second trading day after the release.
3.Friday 5:00 p.m. press release—trading not permitted until market open on the following Wednesday (even though more than 48 hours).
E.Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Financial Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Chief Financial Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Financial Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
F.Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Stock Incentive Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

XIV.Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 trading plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Chief Financial Officer and meet the requirements of Rule 10b5-1. Persons entering into a Rule 10b5-1 Plan must act in good faith with respect to the plan. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Additionally, Rule 10b5-1 Plans may not be entered into during a Blackout Period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
Any Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
A.Written Trading Plan Requirements. The written Rule 10b5-1 Plan must be a binding contract, instruction, or other arrangement under specified terms and conditions for the purchase or sale of securities. SEC rules require Covered Persons to include representations in their written Rule 10b5-1 Plans certifying, at the time of the adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. The written Rule 10b5-1 Plan also must:
(i)expressly specify the amount, price, and date of trades;

(ii)include a written formula or algorithm, or computer program, for determining amounts, prices, and dates; or

(iii)not permit the Covered Person to exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade; provided, in addition, that any other person who does exercise such influence is not aware (or is deemed to be unaware of the material nonpublic information when doing so).

B.Cooling-Off After Adoption. All Rule 10b5-1 Plans of Covered Persons must have “cooling-off” periods between the date the Rule 10b5-1 Plan is adopted and when trading under the plan commences. For Covered Persons, the cooling-off period is the later of (i) 90 days after the adoption of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted. In any event, the required cooling-off period for Covered Persons must not exceed 120 days following the Rule 10b5-1 Plan adoption. For employees who are not Covered Persons, the applicable cooling-off period is 30 days after the adoption of the Rule 10b5-1 Plan.
C.Multiple 10b5-1 Plans. No Covered Person may maintain or use multiple overlapping Rule 10b5-1 Plans for open market transactions involving Company

Securities except as described below. This prohibition does not apply where a person transacts directly with the Company such as in a dividend reinvestment plan or employee stock ownership plan, which are not executed on the open market. Also, the prohibition does not apply to plans authorizing an agent to sell only enough securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and settlement of restricted stock units (“sell-to-cover” Rule 10b5-1 Plans), provided that the award holder is not permitted to exercise control over the timing of such sales. Also, a Covered Person may maintain two separate Rule 10b5-1 Plans for open market purchases or sales of Company Securities if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If the first plan is terminated early, the first trade under the later-commencing plan, however, must not be scheduled to occur until after the effective cooling-off period following the termination of the earlier plan which, as explained above, is the later of (i) 90 days after termination of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was terminated. In any event, as explained above, the required cooling-off period for Covered Persons must not exceed 120 days following the Rule 10b5-1 Plan termination.
D.Single Trade Plans. A Covered Person may enter into only one single-trade Rule 10b5-1 Plan during any consecutive twelve-month period. A Rule 10b5-1 Plan will not be treated as a single-trade plan if it gives the Covered Person’s agent discretion over whether to execute the plan as a single transaction, or provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that the plan might result in multiple trades. For the avoidance of doubt, sell-to-cover Rule 10b5-1 Plans are exempt from the limitation on single-trade plans.
E.Plan Amendment and Revocation. A person acting in good faith may amend a Rule 10b5-1 Plan so long as such amendments are made outside of a quarterly trading Blackout Period and at a time when the Rule 10b5-1 Plan participant does not possess material, non-public information.
Revocation of Rule 10b5-1 Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Rule 10b5-1 Plan will be subject to the prior review and approval of the Chief Financial Officer. Revocation is effected upon written notice to the broker.
Under certain circumstances, a Rule 10b5-1 Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Chief Financial Officer or administrator of the Company's stock plans is authorized to notify the broker in such circumstances, thereby insulating the person in the event of revocation.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company's securities, even pursuant to a previously approved Rule 10b5-1 Plan, if the Chief Financial Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Rule 10b5-1 Plan submitted for approval hereunder should explicitly acknowledge the Company's right to suspend, discontinue or prohibit transactions in the Company's securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein.
For Covered Persons, the cooling-off period after a plan revocation or amendment is the later of (i) 90 days after the revocation or amendment of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was revoked or amended. In any event, the required cooling-off period for Covered Persons must not exceed 120 days following the Rule 10b5-1 Plan revocation or amendment. For employees who are not Covered Persons, the applicable cooling-off period is 30 days after the revocation or amendment of the Rule 10b5-1 Plan.
During a “Window Period”, trades differing from Rule 10b5-1 Plan instructions that are already in place are allowed as long as the Rule 10b5-1 Plan continues to be followed.
F.Section 16 Liability and Reporting
Rule 10b5-1 Plans do not exempt individuals from complying with Section 16 short- swing profit rules or liability.
Although transactions effected under a Rule 10b5-1 Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Rule 10b5-1 Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company's filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting must be in writing (including, without limitation, by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.
G.Public Announcements. The Company may make a public announcement that Rule 10b5-1 Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Rule 10b5-1 Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Rule 10b5-1 Plan.
H.Limitation on Liability. None of the Company, the Chief Financial Officer, the Company's other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Rule 10b5-1 Plan submitted pursuant to this Policy or a request for pre-clearance submitted pursuant to this Policy. Notwithstanding any review of a 10b5-1 Plan pursuant to this Policy or pre-clearance of a transaction pursuant to this Policy, none of the Company, the Chief Financial Officer, the Company's other employees or any other person assumes any liability for the legality or consequences of such Rule 10b5-1 Plan or transaction to the person engaging in or adopting such Rule 10b5-1 Plan or transaction.
XV.Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. Except as expressly provided in this Policy, if your relationship with the Company terminates during a Blackout Period, you shall nevertheless be required to refrain from trading until the Blackout Period terminates in accordance with the terms of this policy, and at all times while in possession of material nonpublic information.
XVI.Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales
A.Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5. Section 16(a) of the Exchange Act generally requires all officers, directors and 10% stockholders ("insiders"), within 10 days after the insider becomes an officer, director or 10% stockholder, to file with the SEC an "Initial Statement of Beneficial Ownership of Securities" on SEC Form 3 listing the amount of the Company's stock (including grants of restricted stock or performance shares), options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company's stock, options and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.
B.Recovery of Profits Under Section 16(b). For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any "purchase" and "sale" of Company stock during a six-month period, so called "short-swing profits," may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of an insider under Section 16(b) of the Exchange Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin until after the transactions giving rise to the profit have been disclosed.
C.Short Sales Prohibited Under Section 16(c). Section 16(c) of the Exchange Act prohibits insiders from making short sales of the Company Securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.
The Chief Financial Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
XVII.Rule 144

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act for certain resales of "restricted securities" and "control securities." "Restricted securities" are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. "Control securities" are any securities owned by directors, executive officers or other "affiliates" of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company restricted and control securities must comply with the requirements of Rule 144, which are summarized below:
A.Holding Period. Restricted securities must be held for at least six months before they may be sold in the market.
B.Current Public Information. The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.
C.Volume Limitations. For affiliates, total sales of Company common stock for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
D.Method of Sale. For affiliates, the shares must be sold either in a "broker’s transaction" or in a transaction directly with a "market maker." A "broker's transaction" is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker. A "market maker" includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
E.Notice of Proposed Sale. For affiliates, a notice of the sale (a Form 144) may be required to be filed with the SEC at the time of the sale. Such a notice is required if the sale involves more than 5,000 shares or the aggregate dollar amount is greater than $50,000 in any three-month period. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.
If you are subject to Rule 144, you must instruct your broker who handles trades in Company Securities to follow the brokerage firm's Rule 144 compliance procedures in connection with all trades.
XVIII.Internet Message Boards, Chat Rooms, and Discussion Groups
If you communicate about AtriCure or its products through social media, be sure that you are always following all applicable policies, including those relating to confidential information and insider trading. Additionally, keep the following guidelines in mind:
•Because you can’t control who views or shares what you post, treat everything on social media as public

•Always act in a professional manner that reflects well on you and AtriCure, and never give the impression that you speak on behalf of the Company
•Don’t make unfounded or unsupported statements or misrepresent any facts
XIX.Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer, who can be reached by telephone at (513) 755-5334 or by e-mail at awirick@atricure.com.
XX.Certification
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION
I certify that:
1.I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Policy.
2.Since March 1, 2023, date the Policy became effective, or such shorter period of time that I have been an employee, director, contractor or consultant of the Company, I have complied with the Policy.
3.I will continue to comply with the Policy for as long as I am subject to the Policy.
Print name:_______________________
Signature:________________________
Date:____________________________